FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES FOURTH QUARTER AND FY 2008 FINANCIAL RESULTS

•	Fourth quarter revenue of $90.4 million, up 10% year-over-year

•	Full year 2008 revenue of $352.4 million, up 15% year-over-year

•	Fourth quarter non-GAAP (excluding non-recurring tax benefit) EPS of $0.27, up 17% compared to the year ago quarter

•	Full year 2008 non-GAAP (excluding non-recurring tax benefit) EPS of $1.09, up 63% vs. full year 2007

•	Fourth quarter operating cash flow of $44.6 million. Full year operating cash flow of $106.5 million

•	New products launched containing life’sDHA™ in a variety of categories

COLUMBIA, Md., December 11, 2008 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and fiscal year ended October 31, 2008. Revenues for the fourth quarter were $90.4 million, up 10% from $82.0 million in the fourth quarter of fiscal 2007. Net income was $10.5 million, or $0.31 per diluted share, for the fourth quarter of fiscal 2008 compared with $18.3 million, or $0.55 per diluted share, in last year’s fourth quarter. Both the fourth quarter of fiscal 2008 and 2007 included a non-recurring tax benefit with such tax benefits totaling $1.5 million and $10.8 million in the fiscal 2008 and fiscal 2007 periods, respectively.

Excluding the impact of the tax benefits, the Company’s net income on a non-GAAP basis would have been $8.9 million, or $0.27 per diluted share, in the fourth quarter of fiscal 2008 compared to $7.5 million, or $0.23 per diluted share, in the fourth quarter of fiscal 2007, a 17% increase. (see “Reconciliation of GAAP to Non-GAAP Net Income Measure” below).

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “Our results in this year’s fourth quarter as well as the full fiscal year 2008 reflect the continued execution of our business plan. During the year, we increased penetration in international infant formula markets, expanded the use of DHA outside of infant formula and significantly improved our profitability and cash flow generation. These solid results have yielded a strong year-end balance sheet that includes over $100 million in cash and cash equivalents and is essentially debt-free. While economic conditions will present challenges, I believe that Martek is well-positioned to deliver revenue and profit growth in the year ahead.”

Revenue Summary

Product sales in the fourth quarter of fiscal 2008 increased 10% year-over-year to $86.6 million, and product sales for FY08 grew to $336.6 million, a 15% increase over prior year levels. These increases reflect higher revenues from Martek’s infant formula customers, particularly outside of the United States, and a solid growth in sales of life’sDHA™ to non-infant formula markets which grew more than 30% in both the fourth quarter and full fiscal year periods.

Following is a breakdown of product sales by market for the fourth quarter and fiscal year 2008 periods (in thousands):

	Three months ended
	October 31,			Year ended October 31,
			%			%
	2008	2007	incr (decr)	2008	2007	incr (decr)
Infant formula market	$77,259	$72,246	7%	$300,742	$265,563	13%
Food and beverage market	2,638	1,706	55%	10,431	5,483	90%
Pregnancy and nursing, nutritional supplements and animal feeds	5,411	4,444	22%	20,835	17,439	19%
Non-nutritional products	1,336	629	112%	4,601	4,064	13%

Total product sales	$86,644	$79,025	10%	$336,609	$292,549	15%

Contract manufacturing sales in the fourth quarter totaled $3.7 million, compared with $3.0 million a year ago, and in fiscal 2008 totaled $15.8 million, compared with $14.3 million in the prior year. These increases were primarily due to additional orders from one existing customer. During fiscal 2009, the Company anticipates continuing to reduce the scope of its contract manufacturing activities focusing more of its resources on the Company’s higher margin nutritional oils business.

Gross Margin and Operating Expenses

Overall gross margin for the fourth quarter of fiscal 2008 was 41.3%, an increase over the 40.2% gross margin realized in the fourth quarter of fiscal 2007. The improvement resulted largely from enhanced DHA production yields, increased capacity utilization at Martek’s manufacturing facilities, and reductions in ARA costs. These margin improvements were attained by the Company despite experiencing increases in both utility and raw material costs during fiscal 2008.

Research and development expenses in the fourth quarter of fiscal 2008 were $7.1 million, or approximately 8% of revenue, consistent, on a percentage of revenue basis, with the fourth quarter of fiscal 2007. The Company’s research and development efforts continue to focus on developing new food and beverage applications for life’sDHA™, broadening the scientific evidence supporting the benefits of life’sDHA™ throughout life, improving manufacturing processes and developing new products to expand the Company’s market offerings. In the future, the Company expects to continue to experience quarter-to-quarter fluctuations in research and development expenses primarily due to the timing of outside services, including third-party clinical trial services. Research and development expenses in fiscal 2008 were $26.2 million, or 7.4% of revenue, fairly consistent, on a percentage of revenue basis, with research and development spending levels in fiscal 2007.

During the fourth quarter of fiscal 2008, selling, general and administrative expenses were $13.4 million, or 14.8% of revenue, which is consistent with the prior year’s fourth quarter. For the full fiscal year 2008, selling, general and administrative expenses as a percentage of revenue were approximately 15.4%, compared to 14.6% in fiscal 2007.

Financial Position

For the fiscal year ended October 31, 2008, the Company generated $106.5 million of cash from operating activities with the fourth quarter providing $44.6 million of this total. The Company’s fiscal 2008 operating cash generation more than doubled the amounts achieved in fiscal 2007. In the fourth quarter, Martek’s cash flow was nearly equivalent to the Company’s total operating cash generation for all of fiscal 2007, underscoring the inherent leverage in Martek’s business model. Contributing to the 2008 cash generation were strong current year profits as well as a nearly $10 million reduction in inventory held during fiscal 2008, bringing the year-end inventory balance to $99.6 million, the Company’s lowest inventory level since mid-2006.

At the end of the year, Martek had $102.5 million in cash and cash equivalents and had the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing. Excluded from the Company’s October 31, 2008 cash balance are $11.3 million of long-term auction rate security investments backed by student loans and guaranteed by the U.S. Department of Education.

Significant Recent Events

•	New products recently launched with Martek’s life’sDHA™ include:

•	Infant Formula Products - Wimm-Bill-Dan infant formula with life’sDHA™ and life’sARA™ (Russia)

•	Food and Beverage Products –

•	U.S. Launches — Kellogg’s Live Bright™ Brain Health Bar with life’sDHA™; Pompeian OlivExtra® Plus Omega-3 DHA, Canola Oil & Extra Virgin Olive Oil with life’sDHA™; Life Balance™ Tortillas Fortified with Vitamins and Calcium with life’sDHA™; Omega To-Go beverage with life’sDHA™; Glenny’s Marshmallow Treats with life’sDHA™ and 8th Continent Complete soymilk with life’sDHA™

•	International Launches — Farm Pride Omega-3 Eggs with life’sDHA™; Capilano Honey with life’sDHA™ and Rafferty’s Garden Baby Food with life’sDHA™ (All in Australia) and Bija Udo’s Choice Omega Truffles with life’sDHA™ (Canada)

•	Nutritional Supplement Products — 21st Century Healthcare 200mg and 300mg capsules with life’sDHA™ and Walgreen’s Finest Natural™ 300mg Triple Strength with life’sDHA™ (All in U.S.)

•	Sole-Source Infant Formula Supply Agreements — Martek’s continues to enter into sole-source supply agreements with its infant formula customers. As of October 31, 2008, the Company has secured multi-year, sole-source agreements (in most cases through 2011) with customers comprising nearly 80% of its current infant formula revenue. During the fourth quarter, Martek entered into multi-year sole-source supply agreements with several infant formula companies, including the following:

•	Hero – Martek entered into a multi-year sole-source DHA and ARA license and supply agreement with Hero, an international consumer foods company. Under the terms of the agreement, Martek will serve as Hero’s exclusive supplier for all of its ARA and DHA needs for infant formula products, growing-up milks and certain special medical purpose and weaning foods.

•	Hochdorf Nutricare – Martek entered into a multi-year sole-source supply agreement with Hochdorf Nutricare AG for the use of ARA in China and certain parts of Europe. Under the terms of the agreement, Martek will be the exclusive supplier of ARA for all infant formula products manufactured by Hochdorf Nutricare.

•	Grupo Ricap – Martek entered into a multi-year sole source supply agreement with Grupo Ricap. Under the terms of the agreement, Martek will supply DHA and ARA for all infant formulas produced by Grupo Ricap in Mexico.

Financial Guidance

Martek expects total revenues for the first quarter of fiscal 2009 to be between $86 million and $89 million with first quarter infant formula revenue projected to be between $74 million and $77 million and first quarter non-infant formula nutritional revenue projected to be between $7 million and $8.5 million. First quarter gross margin is expected to be approximately 42.5%. Net income for the first quarter is projected to be between $8.7 million and $9.7 million, and diluted earnings per share are projected to be between $0.27 and $0.29.

With respect to fiscal 2009, the Company expects moderate growth of both revenues and profitability over fiscal 2008 with profitability growing at a higher rate than revenues primarily due to improvements in gross profit margins; however, a deep, prolonged economic recession would yield additional uncertainty with respect to the Company’s attainment of its forecasted operating results.

Reconciliation of GAAP to Non-GAAP Net Income Measure

The Company makes reference in this release to non-GAAP presentations of net income and earnings per share that exclude certain non-recurring tax benefits and restructuring charge. We are providing this information to assist investors in comparing the results of the current period to those in the prior year periods when the non-recurring items were not present. We caution investors, however, that these non-GAAP results should only be considered in addition to results that are reported under current GAAP and should not be considered as a substitute for results that are presented under GAAP. Following is a schedule showing the reconciliation of net income reported under GAAP to the non-GAAP financial measure included herein ($ in thousands):

	Three months ended October 31,		Year ended October 31,
	2008	2007	2008	2007
Net income, as reported under GAAP	$10,464	$18,268	$37,667	$32,013
Deduct: Non-recurring income tax benefits (a)	(1,540)	(10,841)	(1,540)	(10,841)
Add: Restructuring charge	—	106	—	853
Deduct: Tax benefit of restructuring charge	—	(38)	—	(307)

Non-GAAP net income measure	$8,924	$7,495	$36,127	$21,718

Non-GAAP diluted earnings per share	$0.27	$0.23	$1.09	$0.67

(a) In fiscal 2008, relates primarily to certain previously unrecognized income tax credits and in fiscal 2007, relates to a reversal of the deferred tax asset valuation allowance.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its fourth quarter results and fiscal 2009 outlook at 4:45 p.m. Eastern Time on Thursday, December 11, 2008. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on January 11, 2009.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets; (2) its expectations regarding revenue, gross margin, operating expense and income for the first quarter of and full fiscal 2009; and (3) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and its contract manufacturing business. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2007 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Condensed Consolidated Statements of Income Data

	Three months ended
	October 31,		Year ended October 31,
	2008	2007	2008	2007
Revenues:
Product sales	$86,644	$79,025	$336,609	$292,549
Contract manufacturing sales	3,708	2,995	15,753	14,264

Total revenues	90,352	82,020	352,362	306,813

Cost of revenues:
Cost of product sales	49,838	46,364	192,848	179,367
Cost of contract manufacturing sales	3,174	2,656	14,000	13,952

Total cost of revenues	53,012	49,020	206,848	193,319

Gross margin	37,340	33,000	145,514	113,494

Operating expenses:
Research and development	7,145	6,302	26,223	24,853
Selling, general and administrative	13,412	12,172	54,181	44,855
Amortization of intangible assets	1,947	2,037	7,422	6,558
Restructuring charge	—	106	—	853
Other operating expenses	914	362	1,504	1,614

Total operating expenses	23,418	20,979	89,330	78,733

Income from operations	13,922	12,021	56,184	34,761
Interest income (expense) and other, net	274	73	1,137	(1,089)

Income before income tax provision (benefit)	14,196	12,094	57,321	33,672
Income tax provision (benefit)	3,732	(6,174)	19,654	1,659

Net income	$10,464	$18,268	$37,667	$32,013

Basic earnings per share	$0.32	$0.56	$1.14	$0.99

Diluted earnings per share	$0.31	$0.55	$1.13	$0.98

Shares used in computing basic earnings per share	33,124	32,650	32,951	32,336
Shares used in computing diluted earnings per share	33,441	32,975	33,284	32,593

Unaudited Condensed Consolidated Balance Sheets Data

	October 31,	October 31,
	2008	2007
Assets:
Cash and cash equivalents	$102,495	$16,973
Short-term investments	—	4,675
Accounts receivable, net	40,438	41,643
Inventories, net	99,553	109,409
Other current assets	4,866	8,237
Property, plant and equipment, net	265,900	277,915
Deferred tax asset	38,356	51,306
Long-term auction rate security investments	11,336	—
Goodwill and other, net	83,037	86,537

Total assets	$645,981	$596,695

Liabilities and stockholders’ equity:
Current liabilities	$47,342	$46,141
Non-current liabilities	10,056	18,827
Stockholders' equity	588,583	531,727

Total liabilities and stockholders’ equity	$645,981	$596,695

Unaudited Condensed Consolidated Cash Flow Data

	Year ended October 31,
	2008	2007
Operating activities:
Net income	$37,667	$32,013
Non-cash items	49,492	31,186
Changes in operating assets and liabilities, net	19,389	(17,339)

Net cash provided by operating activities	106,548	45,860

Investing activities:
(Purchase) sale of investments and marketable securities, net	(8,450)	6,575
Expenditures for property, plant and equipment	(9,785)	(8,279)
Proceeds from sale of fluorescent detection products business	—	900
Repurchase from sale-leaseback transaction	—	(3,910)
Capitalization of intangible assets	(3,895)	(6,010)

Net cash used in investing activities	(22,130)	(10,724)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(8,917)	(1,013)
Repayments under revolving credit facility, net	—	(36,000)
Proceeds from stock option exercises and other, net	10,021	3,272

Net cash provided by (used in) financing activities	1,104	(33,741)

Net change in cash, cash equivalents	85,522	1,395
Cash and cash equivalents, beginning of period	16,973	15,578

Cash and cash equivalents, end of period	$102,495	$16,973